Exhibit 99.1

News Release

Contact
Investors	Ed Kiker	904-357-9186
Media	Russell Schweiss	904-357-9100

For release at 8 a.m. EDT

Rayonier Reports Second Quarter Results

JACKSONVILLE, FL, July 25, 2013 - Rayonier (NYSE:RYN) today reported second quarter 2013 net income attributable to shareholders of $87 million, or 67 cents per share, compared to $69 million, or 54 cents per share, in the prior year period. The second quarter results included a $16 million gain1 related to the consolidation of its 65 percent owned New Zealand joint venture (JV). Excluding this gain, pro forma net income2 was $71 million, or 54 cents per share, compared to $66 million, or 52 cents per share, in the prior year period, excluding discontinued operations.
For the first six months, net income attributable to shareholders was $235 million, or $1.80 per share, compared to $123 million, or 96 cents per share, in the prior year period. Pro forma net income2 was $174 million, or $1.33 per share, compared to $119 million, or 93 cents per share, in 2012.
Cash provided by operating activities was $236 million for the first six months of 2013 compared to $209 million for the prior year period. Year-to-date cash available for distribution (CAD) 3 was $170 million versus $141 million in the first half of 2012.
The following table summarizes the current quarter and comparable prior period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2013		June 30, 2012
	$	EPS	$	EPS
Net income attributable to Rayonier	$87	$0.67	$69	$0.54
Less: Gain related to consolidation of New Zealand JV	(16)	(0.13)	—	—
Less: Discontinued operations (Wood Products, net)	—	—	(3)	(0.02)
Pro forma net income	$71	$0.54	$66	$0.52
The following table summarizes the year-to-date and comparable prior period results:

	Six Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2013		June 30, 2012
	$	EPS	$	EPS
Net income attributable to Rayonier	$235	$1.80	$123	$0.96
Less: Gain related to consolidation of New Zealand JV	(16)	(0.13)	—	—
Less: Discontinued operations (Wood Products, net)	(45)	(0.34)	(4)	(0.03)
Pro forma net income	$174	$1.33	$119	$0.93
“We are pleased with our continued strong performance in 2013. In Forest Resources, sales volumes and prices increased compared with the prior year due to somewhat improved sawlog demand, particularly in our Northwest

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

and New Zealand holdings. In Performance Fibers, our key cellulose specialties markets remain strong. In addition, CAD has grown reflecting higher operating results across all segments,” said Paul Boynton, Chairman, President and CEO.

Forest Resources
Second quarter sales of $109 million were $56 million above the prior year period, while operating income of $21 million improved $13 million. Year-to-date sales of $166 million increased $61 million from 2012, while operating income of $34 million rose $18 million above prior year results. Second quarter and year-to-date 2013 periods included $47 million of sales and $3 million of operating income from the consolidation of the New Zealand JV. In the second quarter, Rayonier increased its JV ownership from 26 percent to 65 percent.
In the Atlantic region, operating results improved due to stronger pulpwood and sawlog demand and wet weather conditions restricting supply. The Gulf region operating results improved due to higher sawlog demand and increased volumes from our December 2012 Texas acquisition, partially offset by lower non-timber income. In the Pacific Northwest, second quarter and year-to-date results reflected higher prices and volumes driven largely by stronger export demand, partially offset by increased logging costs.

Real Estate
Second quarter sales of $13 million were $1 million above the prior year period, while operating income of $6 million was comparable. Year-to-date sales of $38 million were $14 million above 2012, and operating income of $23 million was $11 million above the prior year as higher non-strategic prices and volumes more than offset lower rural prices (due to mix) and volumes.

Performance Fibers
Second quarter sales of $253 million were comparable to the prior year period, as higher cellulose specialties prices and volumes were offset by reduced absorbent material prices, reflecting continued weakness in that market and lower volumes as we exit this business. Operating income of $79 million decreased $5 million, due to higher wood and chemical prices and increased production costs. Year-to-date sales of $537 million were $32 million above 2012, while operating income of $171 million increased $7 million. Higher cellulose specialties prices and volumes were partially offset by lower absorbent materials results and increased costs.

Other Items
Excluding the gain related to the consolidation of the New Zealand JV, second quarter corporate and other operating expenses increased $7 million from the prior year period due to higher legal, compensation and corporate development costs. For the first six months, expenses increased $3 million due to higher legal costs. The prior year periods also benefited from a $2 million insurance recovery benefit.
Interest and other expenses were $8 million and $13 million below the prior year second quarter and year-to-date periods, respectively. Interest expense decreased primarily as a result of lower borrowing rates and higher capitalized interest related to the cellulose specialties expansion (CSE) project. Also, second quarter 2012 included a $3 million interest charge related to the exchange of alternative fuel mixture credit (AFMC) for cellulosic biofuel producer credit (CBPC).
The second quarter effective tax rate before discrete items was 20.7 percent compared to 26.3 percent in the prior year period. The year-to-date effective tax rate before discrete items was 21.9 percent compared to 26.4 percent in the prior year period. The current quarter and year-to-date decline in the effective tax rates was primarily due to proportionately higher earnings from REIT operations in 2013 and a benefit associated with the internal transfer of timberland properties.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Including discrete items, the second quarter effective tax rate was 14.8 percent versus 15.4 percent in the prior year period. On a year-to-date basis, the effective tax rate was 9.3 percent compared to 20.4 percent in 2012, as the 2013 AFMC for CBPC exchange was higher than the 2012 exchange.
Outlook
“Monday's announcement of an 11 percent dividend increase underscores our confidence in future cash flow growth,” added Boynton. “In Forest Resources, sawlog demand and prices are benefiting from the early stages of a gradually improving housing market, and Asian demand for sawlogs from our US Northwest and New Zealand timberlands remains strong. In Real Estate, we are seeing increased interest in our development properties and demand for our nonstrategic timberlands.
In this transition year for Performance Fibers, we recently reached an important milestone by the on time start-up of the CSE project at our Jesup mill. I am especially pleased to report that early production volumes and quality have exceeded our expectations. We will begin qualifying production from the converted line with our cellulose specialties customers this quarter.
Consistent with our earlier guidance, we expect earnings from continuing operations to be weighted more heavily to the first half of the year with the benefit of tax credits recognized in the first quarter and the impact of the CSE project phase-in on the second half. Overall, excluding the results of the Wood Products business and gain on sale, and the gain related to consolidation of our New Zealand JV, we expect 2013 operating income to be slightly above 2012, and 2013 EPS to be moderately above 2012 reflecting lower income tax and interest expenses,” concluded Boynton.

Further Information
A conference call will be held on Thursday, July 25, 2013 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 989-7543, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1 The $16 million gain includes the recognition of a $10.1 million deferred gain based on the original sale of Rayonier's New Zealand operations to the joint venture in 2005 and a $6 million benefit due to the required fair market value remeasurement of Rayonier's equity interest in the JV held before the purchase of the additional interest.
2 Pro forma net income is a non-GAAP measure which is defined and reconciled to GAAP in the attached exhibits.
3 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, GA and Daytona Beach, FL. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 50 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
___________________________________________________________________________
Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend,” "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers business; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and to fund distributions using cash generated through our taxable REIT subsidiaries, and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2013 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
SALES	$409.1	$393.7	$348.1	$802.8	$684.7
Costs and Expenses
Cost of sales	297.7	266.0	243.6	563.7	479.3
Selling and general expenses	16.9	16.1	15.9	33.0	35.2
Other operating income, net	—	(3.8)	(5.5)	(3.7)	(6.6)
OPERATING INCOME BEFORE GAIN ON CONSOLIDATION OF NEW ZEALAND JOINT VENTURE	94.5	115.4	94.1	209.8	176.8
Gain related to consolidation of New Zealand joint venture	16.1	—	—	16.1	—
OPERATING INCOME	110.6	115.4	94.1	225.9	176.8
Interest expense	(10.0)	(7.7)	(16.1)	(17.7)	(27.9)
Interest and miscellaneous income, net	2.5	—	0.1	2.6	0.1
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	103.1	107.7	78.1	210.8	149.0
Income tax expense (a)	(15.2)	(4.4)	(12.0)	(19.6)	(30.3)
INCOME FROM CONTINUING OPERATIONS	87.9	103.3	66.1	191.2	118.7
Income from discontinued operations, net of income tax expense	—	44.4	3.0	44.4	3.8
NET INCOME	87.9	147.7	69.1	235.6	122.5
Net income attributable to noncontrolling interest	0.7	—	—	0.7	—
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$87.2	$147.7	$69.1	$234.9	$122.5
EARNINGS PER COMMON SHARE
BASIC EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.69	$0.83	$0.54	$1.52	$0.97
Discontinued Operations	—	0.36	0.02	0.36	0.03
Net Income	$0.69	$1.19	$0.56	$1.88	$1.00
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.67	$0.79	$0.52	$1.46	$0.93
Discontinued Operations	—	0.34	0.02	0.34	0.03
Net Income	$0.67	$1.13	$0.54	$1.80	$0.96

Pro forma Net Income (b)	$0.54	$0.79	$0.52	$1.33	$0.93

Weighted Average Common
Shares used for determining
Basic EPS	126,027,297	124,479,865	122,455,464	125,257,876	122,403,388
Diluted EPS	130,767,249	130,436,888	127,411,127	130,585,819	127,731,577
(a) The three months ended March 31, 2013 and the six months ended June 30, 2013 include a $19 million discrete tax benefit from the exchange of the AFMC for the CBPC.
(b) Pro forma Net Income per share is a non-GAAP measure. See Schedule E for a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2013 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$343.6	$280.6
Current deferred tax assets	55.6	15.8
Other current assets	283.1	270.0
Timber and timberlands, net of depletion and amortization (a)	2,080.6	1,573.3
Property, plant and equipment	1,958.1	1,887.3
Less - accumulated depreciation	(1,105.7)	(1,180.3)
Net property, plant and equipment	852.4	707.0
Investment in New Zealand JV (a)	—	72.4
Other assets	212.8	203.9
	$3,828.1	$3,123.0
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$75.5	$150.0
Other current liabilities	255.0	157.8
Long-term debt	1,591.8	1,120.1
Non-current liabilities for dispositions and discontinued operations	69.4	73.6
Other non-current liabilities	186.3	183.5

Total Rayonier Inc. Shareholders’ Equity	1,563.5	1,438.0
Noncontrolling interest	86.6	—
Total Shareholders' equity	1,650.1	1,438.0
	$3,828.1	$3,123.0

(a) On April 4, 2013 Rayonier increased its ownership in the New Zealand JV from 26 percent to 65 percent. The results of the JV's operations and balance sheet have been included in the Company's consolidated financial statements since that date.

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2013 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2013	2012
Cash provided by operating activities:
Net income	$235.6	$122.5
Depreciation, depletion and amortization	79.7	64.6
Non-cash cost of real estate sold	2.6	2.4
Gain on sale of discontinued operations, net	(42.7)	—
Other items to reconcile net income to cash provided by operating activities	13.0	7.1
Changes in working capital and other assets and liabilities	17.8	12.3
Tax payment to IRS to exchange AFMC for CBPC	(70.3)	—
	235.7	208.9
Cash used for investing activities:
Capital expenditures	(94.1)	(76.2)
Purchase of additional interest in New Zealand joint venture	(139.9)	—
Purchase of timberlands	(10.4)	(8.7)
Jesup mill cellulose specialties expansion (gross purchases of $114.5 and $72.7, net of purchases on account of $14.3 and $8.7)	(100.2)	(64.0)
Proceeds from disposition of Wood Products business, net of tax payments of $11.1	73.0	—
Change in restricted cash	7.6	(14.5)
Other	20.0	(0.7)
	(244.0)	(164.1)
Cash provided by financing activities:
Increase in debt, net of issuance costs	182.0	163.3
Dividends paid	(113.2)	(98.2)
Issuance of common shares	6.6	4.0
Repurchase of common shares	(11.3)	(7.8)
Excess tax benefits on stock-based compensation	7.4	4.2
	71.5	65.5
Effect of exchange rate changes on cash	(0.2)	0.2
Cash and cash equivalents:
Change in cash and cash equivalents	63.0	110.5
Balance, beginning of year	280.6	78.6
Balance, end of period	$343.6	$189.1

C

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
June 30, 2013 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Sales
Forest Resources	$109.1	$57.1	$52.7	$166.2	$104.9
Real Estate	13.4	24.3	11.7	37.7	24.3
Performance Fibers
Cellulose specialties	233.1	246.9	220.2	480.0	432.4
Absorbent materials	19.9	37.3	34.3	57.2	73.0
Total Performance Fibers	253.0	284.2	254.5	537.2	505.4
Other Operations	33.9	28.2	29.3	62.1	50.4
Intersegment Eliminations	(0.3)	(0.1)	(0.1)	(0.4)	(0.3)
Total sales	$409.1	$393.7	$348.1	$802.8	$684.7

Pro forma operating income (a)
Forest Resources	$20.9	$13.3	$8.2	$34.1	$16.3
Real Estate	6.1	16.8	6.0	22.9	12.5
Performance Fibers	79.1	91.7	83.7	170.8	164.4
Other Operations	1.8	0.2	1.1	1.9	0.2
Corporate and other (a)	(13.4)	(6.6)	(4.9)	(19.9)	(16.6)
Pro forma operating income (a)	$94.5	$115.4	$94.1	$209.8	$176.8

(a)
The three and six months ended June 30, 2013 excludes a $16.1 million gain related to consolidation of the New Zealand joint venture. Pro forma operating income is a non-GAAP measure. See Schedule E for reconciliation.

D

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2013 (unaudited)
(millions of dollars except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Six Months Ended
	June 30,	June 30,
	2013	2012
Cash provided by operating activities	$235.7	$208.9
Capital expenditures (b)	(94.1)	(76.2)
Change in committed cash	0.5	3.3
Excess tax benefits on stock-based compensation	7.4	4.2
Other (c)	20.4	0.8
Cash Available for Distribution	$169.9	$141.0

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the change in committed cash, and other items which include cash provided by discontinued operations, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital expenditures exclude strategic capital. For the six months ended June 30, 2013, strategic capital totaled $114.4 million for the Jesup mill cellulose specialties expansion, $10.4 million for timberland acquisitions and $139.9 million for the additional interest in the New Zealand joint venture. For the six months ended June 30, 2012, strategic capital totaled $72.7 million for the Jesup mill cellulose specialties expansion and $8.7 million for timberland acquisitions.

(c)	Increase in 'Other' is due to unusually high accounts payable balance related to the extended Jesup mill shutdown in conjunction with the CSE project.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended
	June 30, 2013		March 31, 2013		June 30, 2012
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Operating income	$110.6		$115.4		$94.1
Gain related to consolidation of New Zealand joint venture	(16.1)		—		—
Pro forma operating income	$94.5		$115.4		$94.1

Net income attributable to Rayonier Inc.	$87.2	$0.67	$147.7	$1.13	$69.1	$0.54
Gain related to consolidation of New Zealand joint venture	(16.1)	(0.13)	—	—	—	—
Discontinued operations	—	—	(44.4)	(0.34)	(3.0)	(0.02)
Pro forma net income	$71.1	$0.54	$103.3	$0.79	$66.1	$0.52

			Six Months Ended
			June 30, 2013		June 30, 2012
			$	Per Diluted Share	$	Per Diluted Share
Operating income			$225.9		$176.8
Gain related to consolidation of New Zealand joint venture			(16.1)		—
Pro forma operating income			$209.8		$176.8

Net income attributable to Rayonier Inc.			$234.9	$1.80	$122.5	$0.96
Gain related to consolidation of New Zealand joint venture			(16.1)	(0.13)	—	—
Discontinued operations			(44.4)	(0.34)	(3.8)	(0.03)
Pro forma net income			$174.4	$1.33	$118.7	$0.93

E